Company Contacts:
                                             Bradley B. Buechler, President
                                                and Chief Executive Officer

                                            David B. Mueller, Executive V.P.
                                                  and Chief Operating Officer

For Immediate Release
Wednesday, August 21, 1996


               SPARTECH CORPORATION ANNOUNCES NINETEENTH
           CONSECUTIVE QUARTER OF IMPROVED OPERATING RESULTS


     ST. LOUIS, MISSOURI, August 21, 1996 -- Spartech Corporation (NYSE:SEH) today announced increased sales and earnings for the third quarter ended August 3, 1996, citing improved production efficiencies and its recent acquisition of Portage Industries as principal reasons for the record results.
     Net earnings for the third quarter of fiscal 1996 were $5.0 million, or $.20 per fully diluted share, an approximate 31% increase from the $3.8 million, or $.16 per fully diluted share, reported for the same period last year. Sales rose by 11% to $101.2 million for the three months ended August 3, 1996, from the $90.9 million reported in the comparable quarter of 1995.
     For the first nine months of fiscal 1996, net earnings were $13.6 million, or $.55 per fully diluted share, a 25% increase from the $10.9 million, or $.45 per fully diluted share, reported for the first three quarters of 1995. Sales for the first nine months of fiscal 1996 were $287.0 million, compared to $265.8 million for the same period of 1995.
     Commenting on the improved results, Spartech's President and Chief Executive Officer, Bradley B. Buechler stated, "Spartech Plastics, our extruded sheet & rollstock unit, continues to produce excellent results. Third quarter 1996 sales generated by this eleven plant group rose approximately 16% as compared to 1995, with solid gains also being recorded in operating earnings. The sales of several higher-margin products, increased production efficiencies, and contributions realized from our Portage acquisition were the primary reasons for the improved operating earnings at Spartech Plastics."
     Mr. Buechler added, "Sales within our merchant compounding group declined modestly during the quarter, as the Company's Spartech Compounding-Cape Girardeau, Missouri facility spent a considerable amount of its third quarter marketing and manufacturing effort working on future volume for their

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recently installed twin screw production line.  Furthermore, Spartech Vy-Cal
Plastics, our calendered PVC film operation, recorded a strong gain in operating earnings as a result of excellent volume and more stability in the price of raw materials."
     Spartech's Executive Vice President and Chief Operating Officer, David
B. Mueller, stated, "Our previously announced acquisition of the Hamelin Group remains on track, and the transaction is now scheduled to close on or about September 30, 1996. We expect our debt-to-equity ratio to be approximately one-to-one after the transaction and currently anticipate the acquisition to be accretive to our earnings per share immediately."
     Finally, Mr. Buechler stated, "Most economists are presently forecasting slower growth for the second half of calendar year 1996. However, with the Company's current backlog standing at a record level of more than $34 million, approximately 12% greater than this time last year, we remain cautiously optimistic as we look ahead to the last quarter of our fiscal 1996."
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                                      SPARTECH CORPORATION
                                     PRESS RELEASE (CONTINUED)


(In Thousands, Except Per Share Data)


          Three Months Ended (Unaudited)     Nine Months Ended (Unaudited)
                                Percent                     Percent
               8/3/96   7/29/95   Chng    8/3/96   7/29/95    Chng

Sales         $101,223  $90,891   11%    $287,019  $265,798    8%


Op. Earnings  $9,406    $6,305    49%    $25,307   $18,424    37%


Interest Exp. $1,376    $1,285    7%     $3,577    $3,779     <5%>


Tax Prov.     $3,010    $1,200   151%    $8,149    $3,750     117%


Net Earnings  $5,020    $3,820    31%    $13,581   $10,895     25%


Fully Diluted Earnings Per
Common Share* $.20      $.16      25%    $.55      $.45        22%



* All of the Company's Preferred Stockholders converted their securities into
common stock effective   May 1, 1995, and therefore, only Fully Diluted Earnings
Per Common Share is now being presented on  this schedule.